Exhibit 99.2

FOR IMMEDIATE RELEASE

Media Contact:

Anne Marshall

425-372-3464

amarshall@drugstore.com

drugstore.com, inc. Announces Pharmacy Agreement with BioScrip, Inc.

-drugstore.com announces intent to sell pharmacy assets to BioScrip

-BioScrip to provide expanded services for drugstore.com™ pharmacy customers

BELLEVUE, WA – May 5, 2010 – drugstore.com, inc. (NASDAQ:DSCM) a leading online retailer of health, beauty, vision and pharmacy products today announced that it has entered into an agreement with BioScrip, Inc. (BIOS), through its BioScrip Pharmacy Services subsidiary, to sell the assets of its pharmacy subsidiary and to have BioScrip provide, through a strategic partnership pharmacy services to drugstore.com customers. drugstore.com expects its customers’ transition to the new platform to be seamless. Customers will be able to continue to order and refill their prescriptions through the drugstore.com website. Through this relationship, BioScrip will provide our customers with an expanded Specialty Pharmacy product offering, robust clinical resources and greater access to third party insurance reimbursement including Medicare. The agreement is expected to close mid-year.

“We strongly believe we should offer our customers the convenience of a pharmacy, and in BioScrip we believe that we’ve found the right company to provide, as well as expand, services to our customers,” said Dawn Lepore, chief executive officer and chairman of the board, drugstore.com, inc. “While drugstore.com started more than a decade ago as an online pharmacy, over the past few years, the company has evolved and experienced accelerated growth in health, beauty, and vision products. We now believe we’re at a point where we need to focus on our strategic growth markets.”

DS Pharmacy will sell its assets to BioScrip Pharmacy Services for $10.9 million, subject to certain adjustments. BioScrip will pay $5.9 million at the closing of the sale, subject to adjustment for changes in inventory, and approximately $5.0 million into escrow over the 12 months following the closing. The final amount paid out of escrow will be determined after the 12-month period based on the profitability of the prescription pharmacy business during that period. Additionally, at closing, the parties will enter into a 5-year marketing agreement allowing drugstore.com pharmacy customers to continue to order as they always have through the drugstore.com™ web store. BioScrip will pay drugstore.com a fee to continue to market the drugstore.com pharmacy which will be served by BioScrip.

About drugstore.com, inc.

drugstore.com, inc. (Nasdaq:DSCM) is a leading online retailer of health, beauty, clinical skincare, vision, and pharmacy products. Our portfolio of brands includes: drugstore.com™, Beauty.com™, Skinstore.com™, and VisionDirect.com™. All provide a convenient, private, and informative shopping experience while offering a wide assortment of more than 50,000 non-prescription products at competitive prices.

The drugstore.com pharmacy is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and operates in compliance with federal and state laws and regulations in the United States.

About BioScrip, Inc.

BioScrip, Inc. is a leading national specialty pharmaceutical provider that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide cost effective, clinically focused access to medications and clinical management solutions. Our services are designed to improve clinical outcomes for chronic and acute healthcare conditions while controlling overall healthcare costs.